SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(a)
                  OF THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. )
                                                                       ----
                          Filed by the Registrant                     / X /
                                                                      ----
                                                                       ----
                Filed by a party other than the Registrant            /   /
                                                                      ----
Check the appropriate box:
 ----
/          /  Preliminary Proxy Statement
----
 ----
/   /    Confidential, for Use of the Commission Only (as
----          permitted by Rule 14a-6(e) (2))

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/    X     /  Definitive Proxy Statement
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/   /    Definitive Additional Materials
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/   /    Soliciting Material Pursuant to Sec. 240.14a-11(c) or
----     Sec. 240.14a-12

                  PUTNAM MASTER INTERMEDIATE INCOME TRUST
             (Name of Registrant as Specified In Its Charter)

                (Name of Person(s) Filing Proxy Statement,
                         if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 ----
/ X /    No fee required
----
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/   /    Fee computed on table below per Exchange Act Rule 14a
----          6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

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/   /    Fee paid previously with preliminary materials.
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/   /    Check box if any part of the fee is offset as provided
---- by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

IMPORTANT INFORMATION
FOR SHAREHOLDERS IN
PUTNAM MASTER INTERMEDIATE INCOME TRUST

The document you hold in your hands contains your proxy statement and proxy card. A proxy card is, in essence, a ballot. When you vote your proxy, it tells us how to vote on your behalf on important issues relating to your fund. If you complete and sign the proxy, we'll vote it exactly as you tell us. If you simply sign the proxy, we'll vote it in accordance with the Trustees'
recommendations on    page 5    .

We urge you to spend a couple of minutes with the proxy statement, fill out your proxy card, and return it to us. When shareholders don't return their proxies in sufficient numbers, we have to incur the expense of follow-up solicitations, which can cost your fund money.

We want to know how you would like to vote and welcome your comments. Please take a few moments with these materials and return your proxy to us.

                        (PUTNAM LOGO APPEARS HERE)
                          BOSTON * LONDON * TOKYO

Table of contents

A Message from the Chairman. . . . . . . . . . . . . . . . . . . . . . . .1

Notice of Shareholder Meeting. . . . . . . . . . . . . . . . . . .    4

Trustees' Recommendations. . . . . . . . . . . . . . . . . . . . .    5

Proxy card enclosed























If you have any questions, please contact us at the special toll-free number we have set up for you (1-800-225-1581) or call your financial adviser.

A Message from the Chairman

(Photograph of George Putnam appears here)

Dear Shareholder:

I am writing to you to ask for your vote on important questions that affect your investment in your fund. While you are, of course, welcome to join us at your fund's meeting, most shareholders cast their vote by filling out and signing the enclosed proxy. We are asking for your vote on the following matters: (1) fixing the number of Trustees and electing your fund's Trustees; (2) ratifying your fund's independent auditors; and (3) considering whether to convert your fund from a closed-end fund to an open-end fund.

Your Trustees unanimously recommend that shareholders vote "For" the first two proposals. On the third proposal, whether to convert Putnam Master Intermediate Income Trust to an open-end fund, the Trustees, including the Trustees who are not affiliated with the fund's manager, unanimously recommend that shareholders vote "Against" the conversion. The third proposal is on the agenda as a result of provisions in your fund's governing legal documents which require that shareholders be given the opportunity to consider a conversion in the event the fund's shares trade at a greater than 10% discount from net asset value over a specified time.

The Trustees believe that remaining as a closed-end fund provides significant ongoing investment benefits that are not available to open-end funds. In general, if the fund remains a closed-end fund, the portfolio manager can continue to manage the fund with a steadier, longer term perspective, without the short-term pressures from sales and redemptions of fund shares typically experienced by open-end funds. In addition, a conversion to open-end status, while ending the discount, is likely to result
in a lower yield because of increased fund expenses    .  This
result     appears to be inconsistent with the fund's investment
objective    of high current yield    .

The    fund's     favorable performance serves as evidence of the
benefits of the closed-end structure.  For         the period
since inception in April, 1988 through March 31, 1997 the fund's performance (measured at net asset value) places it in the top
   28%     of a universe of high yield, global fixed income and
intermediate government funds used by the Trustees to evaluate
the fund's performance.  (See page    29     of the enclosed
proxy statement for more information on performance).

Your Trustees continue to explore various ways of increasing investor interest in the fund which may help over time to reduce discounts. Recent efforts in this regard include a change in dividend policy designed to enhance the stability of the fund's dividends and a policy permitting periodic repurchases of shares in the market when discount levels make such purchases an attractive investment.

In light of these reasons, the Trustees do not believe that the current level of discounts justifies the fundamental changes which would result from conversion, and are therefore recommending that you vote against the conversion.

Although we would like very much to have each shareholder attend his or her fund's meeting, we realize this is not possible. Whether or not you plan to be present, we need your vote. We urge you to complete, sign, and return the enclosed proxy card promptly. A postage-paid envelope is enclosed.

I'm sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don't. When shareholders do not return their proxies, their fund may have to incur the expense of follow-up solicitations. All shareholders benefit from the speedy return of proxies.

Your vote is important to us. We appreciate the time and consideration that I am sure you will give this important matter.
If you have questions about the proposals, contact your financial adviser or call a Putnam customer service representative at 1-800-225-1581.

                             Sincerely yours,


                             (signature of George Putnam)
                             George Putnam, Chairman

PUTNAM MASTER INTERMEDIATE INCOME TRUST
Notice of    Annual     Meeting of Shareholders

This is the formal agenda for your fund's shareholder meeting.
It tells you what matters will be voted on and the time and place of the meeting, if you can attend in person.

To the Shareholders of Putnam Master Intermediate Income Trust:

   The Annual     Meeting of Shareholders of your fund will be
held on July 10, 1997 at 2:00 p.m., Boston time, on the eighth floor of One Post Office Square, Boston, Massachusetts, to consider the following:

1.   Fixing the number of Trustees and electing Trustees.  See
     page    7    .

2.   Ratifying the selection by the Trustees of the independent auditors of your fund for its current fiscal year.  See
     page    23    .

3.   Approving or disapproving the conversion of your fund from closed-end to open-end status and the authorization of
     related amendments to your fund's Agreement and Declaration
     of Trust.  See page    23    .

4. Transacting other business as may properly come before the meeting.

By the Trustees

George Putnam, Chairman
William F. Pounds, Vice Chairman

Jameson A. Baxter                   Robert E. Patterson
Hans H. Estin                       Donald S. Perkins
John A. Hill                        George Putnam, III
Ronald J. Jackson                   A.J.C. Smith
Elizabeth T. Kennan                 W. Nicholas Thorndike
Lawrence J. Lasser

WE URGE YOU TO MARK, SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN
THE POSTAGE-PAID ENVELOPE PROVIDED SO YOU WILL BE REPRESENTED AT
THE MEETING.

May    27    , 1997
Proxy Statement

This document will give you the information you need to vote on the matters listed on the previous pages. Much of the information in the proxy statement is required under rules of the Securities and Exchange Commission ("SEC"); some of it is technical. If there is anything you don't understand, please contact us at our special toll-free number, 1-800-225-1581, or call your financial adviser.

Who is asking for my vote?

The enclosed proxy is solicited by the Trustees of Putnam Master
Intermediate Income Trust for use at the    Annual     Meeting of
Shareholders of the fund to be held on July 10, 1997, and, if your fund's meeting is adjourned, at any later meetings, for the
purposes stated in the Notice of    Annual     Meeting (see
previous pages).

How do your fund's Trustees recommend that shareholders vote on these proposals?

The Trustees recommend that you vote

1. For fixing the number of Trustees as proposed and the election of all nominees;

2. For ratifying the selection of Coopers & Lybrand L.L.P. as the independent auditors of your fund; and

3. Against converting your fund from closed-end to open-end status and authorizing certain related amendments to your fund's Agreement and Declaration of Trust.


Who is eligible to vote?

Shareholders of record at the close of business on May 12,
1997        are entitled to be present and to vote at the meeting
or any adjourned meeting.  The Notice of    Annual     Meeting,
the proxy, and the Proxy Statement have been mailed to
shareholders of record on or about    June 3    , 1997.

Each share is entitled to one vote. Shares represented by duly executed proxies will be voted in accordance with shareholders' instructions. If you sign the proxy, but don't fill in a vote, your shares will be voted in accordance with the Trustees' recommendations. If any other business is brought before the meeting, your shares will be voted at the Trustees' discretion.

The Proposals

I.   ELECTION OF TRUSTEES

Who are the nominees for Trustees?

The Nominating Committee of the Trustees recommends that the number of Trustees be fixed at thirteen and that you vote for the election of the nominees described below. Each nominee is currently a Trustee of your fund and of the other Putnam funds.

The Nominating Committee of the Trustees consists solely of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of your fund or of Putnam Investment Management, Inc., your fund's investment manager ("Putnam Management").

Jameson Adkins Baxter
[Insert Picture]

Ms. Baxter, age 53, is the President of Baxter Associates, Inc., a management and financial consulting firm which she founded in 1986. During that time, she was also a Vice President and Principal of the Regency Group, Inc., and a Consultant to First Boston Corporation, both of which are investment banking firms. From 1965 to 1986, Ms. Baxter held various positions in investment banking and corporate finance at First Boston.

Ms. Baxter currently also serves as a Director of Banta Corporation, Avondale Financial Corp., and ASHTA Chemicals, Inc. She is also the Chairman Emeritus of the Board of Trustees of Mount Holyoke College, having previously served as Chairman for five years and as a Board member for thirteen years; an Honorary Trustee and past President of the Board of Trustees of the Emma Willard School; and Chair of the Board of Governors of Good Shepherd Hospital. Ms. Baxter is a graduate of Mount Holyoke College.


Hans H. Estin
[Insert Picture]

Mr. Estin, age 68, is a Chartered Financial Analyst and the Vice Chairman of North American Management Corp., a registered investment adviser serving individual clients and their families. Mr. Estin currently also serves as a Corporation Member of The Schepens Eye Research Institute; and a Trustee of New England Aquarium. He previously served as the Chairman of the Board of Trustees of Boston University and is currently active in various other civic associations, including the Boys & Girls Clubs of Boston, Inc. Mr. Estin is a graduate of Harvard College and holds honorary doctorates from Merrimack College and Boston University.

John A. Hill
[Insert Picture]

Mr. Hill, age 55, is the Chairman and Managing Director of First
Reserve Corporation, a registered investment adviser investing in companies in the world-wide energy industry on behalf of institutional investors.

Prior to acquiring First Reserve in 1983, Mr. Hill held executive positions with several investment advisory firms and held various positions with the Federal government, including Associate
Director of the Office of Management and Budget and Deputy
Administrator of the Federal Energy Administration.

Mr. Hill currently also serves as a Director of Snyder Oil Corporation, an exploration and production company which he founded, Maverick Tube Corporation, a manufacturer of structural steel, pipe and well casings, TransMontaingne Oil Company, a
refined oil product pipeline and    distribution     company,
Weatherford Enterra, Inc., an oil field service company, various private companies controlled by First Reserve Corporation, and various First Reserve Funds. He is also a Member of the Board of Advisors of Fund Directions. He is currently active in various business associations, including the Economic Club of New York, and lectures on energy issues in the United States and Europe. Mr. Hill is a graduate of Southern Methodist University.


Ronald J. Jackson
[Insert Picture]

Mr. Jackson, age 53, was Chairman of the Board, President and Chief Executive Officer of Fisher-Price, Inc., a major toy manufacturer, from 1990 to 1993. He previously served as President and Chief Executive Officer of Stride-Rite, Inc., a manufacturer and distributor of footwear, from 1989 to 1990, and as President and Chief Executive Officer of Kenner Parker Toys, Inc., a major toy and game manufacturer, from 1985 to 1987. Prior to that, he held various financial and marketing positions at General Mills, Inc. from 1966 to 1985, including Vice President, Controller and Vice President of Marketing for Parker Brothers, a toy and game company, and President of Talbots, a retailer and direct marketer of women's apparel.

Mr. Jackson currently serves as a Director of Safety 1st, Inc., a company which markets a wide range of child care and safety products. He also serves as a Trustee of Salem Hospital and the Peabody Essex Museum. Mr. Jackson is a graduate of Michigan State University Business School.


Elizabeth T. Kennan
[Insert Picture]

Ms. Kennan, age 59, is President Emeritus and Professor of Mount Holyoke College. From 1978 through June 1995, she was President of Mount Holyoke College. From 1966 to 1978, she was on the faculty of Catholic University, where she taught history and published numerous articles.

Ms. Kennan currently also serves as a Director of NYNEX Corporation, a telecommunications company, Northeast Utilities, the Kentucky Home Life Insurance Companies, and Talbots. She also serves as a Member of The Folger Shakespeare Library Committee. She is currently active in various educational and civic associations. Ms. Kennan is a graduate of Mount Holyoke College, the University of Washington and St. Hilda College at Oxford University and holds several honorary doctorates.


Lawrence J. Lasser*
[Insert Picture]

Mr. Lasser, age 54, is the Vice President of your fund and the other Putnam funds. He has been the President, Chief Executive Officer and a Director of Putnam Investments, Inc. and Putnam Management since 1985, having begun his career there in 1969.

Mr. Lasser currently also serves as a Director of Marsh & McLennan Companies, Inc., the parent company of Putnam Management, and the United Way of Massachusetts Bay. He is a Member of the Board of Overseers of the Museum of Fine Arts in Boston, The Council on Foreign Relations, and a Member of the Board of Governors and Executive Committee at the Investment Company Institute. He is also a Trustee of the Beth Israel\Deaconess Medical Center in Boston. Mr. Lasser is a graduate of Antioch College and Harvard Business School.


Robert E. Patterson
[Insert Picture]

Mr. Patterson, age 52, is the Executive Vice President and Director of Acquisitions of Cabot Partners Limited Partnership, a registered investment adviser which manages real estate investments for institutional investors. Prior to 1990, he was the Executive Vice President of Cabot, Cabot & Forbes Realty Advisors, Inc., the predecessor company of Cabot Partners. Prior to that, he was a Senior Vice President of the Beal Companies, a real estate management, investment and development company. He has also worked as an attorney and held various positions in state government, including the founding Executive Director of the Massachusetts Industrial Finance Agency.

Mr. Patterson currently also serves as Chairman of the Joslin
Diabetes Center and as a Director of Brandywine Trust Company.
Mr. Patterson is a graduate of Harvard College and Harvard Law
School.


Donald S. Perkins*
[Insert Picture]

Mr. Perkins, age 70, is the retired Chairman of the Board of Jewel Companies, Inc., a diversified retailer, where among other roles he served as President, Chief Executive Officer and Chairman of the Board from 1965 to 1980. He currently also serves as a Director of various other public corporations, including AON Corp., an insurance company, Cummins Engine Company, Inc., an engine and power generator equipment manufacturer and assembler, Current Assets L.L.C., a corporation providing financial staffing services, LaSalle Street Fund, Inc. and LaSalle U.S. Realty Income and Growth Fund, Inc., real estate investment trusts, Lucent Technologies Inc., Ryerson Tull, Inc., America's largest steel service corporation, Springs Industries, Inc., a textile manufacturer, and Time Warner, Inc., one of the
nation's largest media conglomerates.   He previously served as a
Director of several other major public corporations, including Corning Glass Works, Eastman Kodak Company, Firestone Tire & Rubber Company and Kmart Corporation.

Mr. Perkins currently also serves as a Trustee and Vice Chairman of Northwestern University and as a Trustee of the Hospital Research and Education Trust. He is currently active in various civic and business associations, including the Business Council and the Civic Committee of the Commercial Club of Chicago, of which he is the founding Chairman. Mr. Perkins is a graduate of Yale University and Harvard Business School and holds an honorary doctorate from Loyola University of Chicago.


William F. Pounds
[Insert Picture]

Dr. Pounds, age 69, is the Vice Chairman of your fund and of the other Putnam funds. He has been a Professor of Management at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology since 1961 and served as Dean of that School from 1966 to 1980. He previously served as Senior Advisor to the Rockefeller Family and Associates and was a past Chairman of Rockefeller & Co., Inc., a registered investment adviser which manages Rockefeller family assets, and Rockefeller Trust Company.

Dr. Pounds currently also serves as a Director of IDEXX Laboratories, Inc., PerSeptive Biosystems, Inc., Management Sciences For Health, Inc. and Sun Company, Inc. He is also a Trustee of the Museum of Fine Arts in Boston; an Overseer of WGBH Educational Foundation, and a Fellow of The American Academy of Arts and Sciences. He previously served as a Director of Fisher-Price, Inc. and General Mills, Inc. Dr. Pounds is a graduate of Carnegie-Mellon University.

George Putnam*
[Insert Picture]

Mr. Putnam, age 70, is the Chairman and President of your fund and of the other Putnam funds. He is the Chairman and a Director of Putnam Management and Putnam Mutual Funds Corp. and a Director of Marsh & McLennan, their parent company. Mr. Putnam is the son of the founder of the Putnam funds and Putnam Management and has been employed in various capacities by Putnam Management since 1951, including Chief Executive Officer from 1961 to 1973. He is a former Overseer and Treasurer of Harvard University; a past Chairman of the Harvard Management Company; and a Trustee Emeritus of Wellesley College and Bradford College.

Mr. Putnam currently also serves as a Director of Freeport-McMoRan, Inc., Freeport Copper and Gold, Inc., McMoRan Oil and Gas, Inc., mining and natural resources companies, and Houghton Mifflin Company, a major publishing company. He is also a Trustee of Massachusetts General Hospital, McLean Hospital, Vincent Memorial Hospital, WGBH Educational Foundation, the Museum of Fine Arts and the Museum of Science in Boston; the New England Aquarium; an Overseer of Northeastern University; and a Fellow of The American Academy of Arts and Sciences. Mr. Putnam is a graduate of Harvard College and Harvard Business School and holds honorary doctorates from Bates College and Harvard University.


George Putnam, III*
[Insert Picture]

Mr. Putnam, age 45, is the President of New Generation Research, Inc., a publisher of financial advisory and other research services relating to bankrupt and distressed companies, and New Generation Advisers, Inc., a registered investment adviser which provides advice to private funds specializing in investments in such companies. Prior to founding New Generation in 1985, Mr. Putnam was an attorney with the Philadelphia law firm Dechert Price & Rhoads.

Mr. Putnam currently also serves as a Director of the Massachusetts Audubon Society and The Boston Family Office, L.L.C., a registered investment advisor that provides financial services to individuals and families. He is also a Trustee of the Sea Education Association and St. Mark's School and an Overseer of the New England Medical Center. Mr. Putnam is a graduate of Harvard College, Harvard Business School and Harvard Law School.


A.J.C. Smith*
[Insert Picture]

Mr. Smith, age 63, is the Chairman and Chief Executive Officer of Marsh & McLennan Companies, Inc. He has been employed by Marsh & McLennan and related companies in various capacities since 1961. Mr. Smith is a Director of the Trident Corp., and he also serves as a Trustee of the Carnegie Hall Society, the Central Park Conservancy, the Educational Broadcasting Corporation, the Economic Club of New York, the U.S. Chamber of Commerce, and is a Founder of the Museum of Scotland Society. He was educated in Scotland and is a Fellow of the Faculty of Actuaries in Edinburgh, a Fellow of the Canadian Institute of Actuaries, a Fellow of the Conference of Actuaries, an Associate of the Society of Actuaries, a Member of the American Academy of Actuaries, the International Actuarial Association and the International Association of Consulting Actuaries.


W. Nicholas Thorndike**
[Insert Picture]

Mr. Thorndike, age 64, serves as a Director of various corporations and charitable organizations, including Data General Corporation, a computer and high technology company, Bradley Real Estate, Inc., a real estate investment firm, Providence Journal Co., a newspaper publisher, and Courier Corporation, a book binding and printing company. He is also a Trustee of Eastern Utilities Associates, Massachusetts General Hospital, where he previously served as chairman and president, and Northeastern University.

Prior to December 1988, he was the Chairman of the Board and Managing Partner of Wellington Management Company/Thorndike, Doran, Paine & Lewis, a registered investment adviser which manages mutual funds and institutional assets. He also previously served as a Trustee of the Wellington Group of Funds (now The Vanguard Group) and was the Chairman and a Director of Ivest Fund, Inc. Mr. Thorndike is a graduate of Harvard College.

----------------------------

* Nominees who are or may be deemed to be "interested persons" (as defined in the Investment Company Act of 1940) of your fund, Putnam Management, and Putnam Mutual Funds Corp. ("Putnam Mutual Funds"), the principal underwriter for all the open-end Putnam funds and an affiliate of Putnam Management. Messrs. Putnam, Lasser, and Smith are deemed "interested persons" by virtue of their positions as officers or shareholders of your fund, or directors of Putnam Management, Putnam Mutual Funds, or Marsh & McLennan Companies, Inc., the parent company of Putnam Management and Putnam Mutual Funds. Mr. George Putnam, III, Mr. Putnam's son, is also an "interested person" of your fund, Putnam Management, and Putnam Mutual Funds. Mr. Perkins may be deemed to be an "interested person" of your fund because of his service as a director of a certain publicly held company that includes registered broker-dealer firms among its subsidiaries. Neither your fund nor any of the other Putnam funds currently engages in any transactions with such firms except that certain of such firms act as dealers in the retail sale of shares of certain Putnam funds in the ordinary course of their business. The balance of the nominees are not "interested persons."

** In February 1994 Mr. Thorndike accepted appointment as a successor trustee of certain private trusts in which he has no beneficial interest. At that time he also became Chairman of the Board of two privately owned corporations controlled by such trusts, serving in that capacity until October 1994. These corporations filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in August 1994.

Except as indicated above, the principal occupations and business experience of the nominees for the last five years have been with the employers indicated, although in some cases they have held different positions with those employers. Except for Mr. Jackson, all the nominees were elected by the shareholders in July 1996. Mr. Jackson was elected by the other Trustees in May 1996. The 13 nominees for election as Trustees at the shareholder meeting of your fund who receive the greatest number of votes will be elected Trustees of your fund. The Trustees serve until their successors are elected and qualified. Each of the nominees has agreed to serve as a Trustee if elected. If any of the nominees is unavailable for election at the time of the meeting, which is not anticipated, the Trustees may vote for other nominees at their discretion, or the Trustees may recommend that the shareholders fix the number of Trustees at less than 13 for your fund.

What are the Trustees' responsibilities?

Your fund's Trustees are responsible for the general oversight of your fund's business and for assuring that your fund is managed in the best interests of its shareholders. The Trustees periodically review your fund's investment performance as well as the quality of other services provided to your fund and its shareholders by Putnam Management and its affiliates, including administration, custody, distribution and investor servicing. At least annually, the Trustees review the fees paid to Putnam Management and its affiliates for these services and the overall level of your fund's operating expenses. In carrying out these responsibilities, the Trustees are assisted by an independent administrative staff and by your fund's auditors and legal counsel, which are selected by the Trustees and are independent of Putnam Management and its affiliates.

Do the Trustees have a stake in your fund?

The Trustees believe it is important that each Trustee have a significant investment in the Putnam funds. The Trustees allocate their investments among the more than 96 Putnam funds based on their own investment needs. The Trustees' aggregate investments in the Putnam funds total over $58 million. The table below lists each Trustee's current investments in the fund and in the Putnam funds as a group based on beneficial ownership. Except as otherwise noted, each Trustee has sole voting power and sole investment power with respect to his or her shares. Share Ownership by Trustees

                         Year first                              Number of
                         elected as          Number of           shares of
                         Trustee of          shares of the       all Putnam
                         the Putnam          fund owned          funds owned
Trustees                 funds               as of 3/10/97       as of
                                                                 3/10/97 (1)
-------------------------------------------------------------------------------

Jameson A. Baxter        1994                      121               51,712
Hans H. Estin            1972                      664               29,276
John A. Hill             1985                      100              144,950
Ronald J. Jackson        1996                      200 (2)          125,879
Elizabeth T. Kennan      1992                      222 (3)           31,361
Lawrence J. Lasser       1992                      100              453,662
Robert E. Patterson      1984                      300               63,232
Donald S. Perkins        1982                    1,180              150,366
William F. Pounds        1971                      500              300,959
George Putnam            1957                    2,307            1,764,018
George Putnam, III       1984                      500              310,620
A.J.C. Smith             1986                      200 (4)           37,947
W. Nicholas Thorndike    1992                      154               81,800
--------------------------------------------------------------------------------

(1)  These holdings do not include shares of Putnam money market funds.
(2) Mr. Jackson has shared investment power and shared voting power with respect to such shares.
(3) Mrs. Kennan is the custodian of a trust which owns 122 of these shares and in which she has no economic interest.
(4) Mr. Smith has shared investment power and shared voting power with respect to such shares.

     As of March 10, 1997, the Trustees and officers of the fund owned a total of 6,549 shares of the fund, comprising less than 1% of its outstanding shares on that date.



What are some of the ways in which the Trustees represent shareholder interests?

The Trustees believe that, as substantial investors in the Putnam funds, their interests are closely aligned with those of individual shareholders. Among other ways, the Trustees seek to represent shareholder interests:

          by carefully reviewing your fund's investment performance on an individual basis with your fund's managers;

          by also carefully reviewing the quality of the various other services provided to the funds and their shareholders by Putnam Management and its affiliates;

          by discussing with senior management of Putnam
          Management steps being taken to address any performance deficiencies;

          by reviewing the fees paid to Putnam Management to ensure that such fees remain reasonable and competitive with those of other mutual funds, while at the same time providing Putnam Management sufficient resources to continue to provide high quality services in the future;

          by monitoring potential conflicts between the funds and Putnam Management and its affiliates to ensure that the funds continue to be managed in the best interests of their shareholders; and

          by also monitoring potential conflicts among funds to ensure that shareholders continue to realize the benefits of participation in a large and diverse family of funds.


How often do the Trustees meet?

The Trustees meet each month (except August) over a two-day period to review the operations of your fund and of the other Putnam funds. A portion of these meetings is devoted to meetings of various Committees of the board which focus on particular matters. These currently include: the Committee of Independent Trustees, which conducts an annual review of all contractual arrangements with Putnam Management and its affiliates; the Contract Committee, which reviews such matters on an interim basis during the course of the year; the Communication and Service Committee, which reviews the quality of services provided by your fund's investor servicing agent, custodian and distributor; the Pricing, Brokerage and Special Investments Committee, which reviews matters relating to valuation of securities, best execution, brokerage costs and allocations and new investment techniques; the Audit Committee, which reviews accounting policies and the adequacy of internal controls and supervises the engagement of the funds' auditors; the Compensation, Administration and Legal Affairs Committee, which reviews the compensation of the Trustees and their administrative staff and supervises the engagement of the funds' independent counsel; the Nominating Committee, which is responsible for selecting nominees for election as Trustees, and the Closed-end Fund Committee, which is responsible for reviewing special issues applicable to closed-end funds such as your fund.

Each Trustee generally attends at least two formal committee meetings during each regular meeting of the Trustees. During 1996, the average Trustee participated in approximately 40 committee and board meetings. In addition, the Trustees meet in small groups with Chief Investment Officers and Portfolio Managers to review recent performance and the current investment climate for selected funds. These meetings ensure that each fund's performance is reviewed in detail at least twice a year. The Committee of Independent Trustees and the Contract Committee typically meet on several additional occasions during the year to carry out their responsibilities. Other Committees, including an Executive Committee, may also meet on special occasions as the need arises.

What are the Trustees paid for their services?

Each Trustee receives a fee for his or her services. Each Trustee also receives fees for serving as Trustee of the other Putnam funds. The Trustees periodically review their fees to assure that such fees continue to be appropriate in light of their responsibilities as well as in relation to fees paid to trustees of other mutual fund complexes. The Compensation Committee, which consists solely of Trustees not affiliated with Putnam Management, estimates that Committee and Trustee meeting time together with the appropriate preparation requires the equivalent of at least three business days per Trustee meeting.
The following table shows the         fees paid to each Trustee
by the fund for fiscal 1996 and the fees paid to each Trustee by all of the Putnam funds during calendar year 1996: COMPENSATION TABLE

                                             Pension or           Estimated          Total
                          Aggregate          retirement     annual benefits   compensation
                       compensation    benefits accrued            from all       from all
                           from the          as part of        Putnam funds         Putnam
Trustees                    fund(1)    fund expenses(2)  upon retirement(3)       funds(4)

Jameson A. Baxter           $1,021              $0             $85,646        $172,291(5)
Hans H. Estin                1,015               0              85,646            171,291
John A. Hill                 1,012               0              85,646         170,791(5)
Ronald J. Jackson(6)           325               0              85,646          94,807(5)
Elizabeth T. Kennan          1,015               0              85,646            171,291
Lawrence J. Lasser           1,006               0              85,646            169,791
Robert E. Patterson          1,074               0              85,646            182,291
Donald S. Perkins            1,009               0              85,646            170,291
William F. Pounds(7)         1,074               0              98,146            197,291
George Putnam                1,015               0              85,646            171,291
George Putnam, III           1,015               0              85,646            171,291
A.J.C. Smith                 1,006               0              85,646            169,791
W. Nicholas Thorndike        1,069               0              85,646            181,291

(1) Includes an annual retainer and an attendance fee for each meeting attended.
(2) The Trustees approved a Retirement Plan for Trustees of the Putnam funds on
    October 1, 1996.  Prior to that date, voluntary retirement benefits were paid to certain retired Trustees.
(3) Assumes that each Trustee retires at the normal retirement date.
    Estimated benefits for each Trustee are based on Trustee fee rates in effect during calendar 1996.
(4) As of December 31, 1996, there were 96 funds in the Putnam family.
(5) Includes compensation deferred pursuant to a Trustee Compensation Deferral Plan.
(6) Elected as a Trustee in May 1996.
(7) Includes additional compensation for service as Vice Chairman of the Putnam funds.

Under a Retirement Plan for Trustees of the Putnam funds (the "Plan"), each Trustee who retires with at least five years of service as a Trustee of the funds is entitled to receive an annual retirement benefit equal to one-half of the average annual compensation paid to such Trustee for the last three years of service prior to retirement. This retirement benefit is payable during a Trustee's lifetime, beginning the year following retirement, for a number of years equal to such Trustee's years of service. A death benefit is also available under the Plan which assures that the Trustee and his or her beneficiaries will receive benefit payments for the lesser of an aggregate period of
(i) ten years or (ii) such Trustee's total years of service.

The Plan Administrator (a committee comprised of Trustees that are not "interested persons" of the fund, as defined in the Investment Company Act of 1940) may terminate or amend the Plan at any time, but no termination or amendment will result in a reduction in the amount of benefits (i) currently being paid to a Trustee at the time of such termination or amendment, or (ii) to which a current Trustee would have been entitled to receive had he or she retired immediately prior to such termination or amendment.

For additional information about your fund, including further information about its Trustees and officers, please see "Fund
Information," on page    38    .

Putnam Investments

Putnam Investment Management, Inc. and its affiliate, Putnam Fiduciary Trust Company, your fund's investor servicing agent and custodian, are wholly owned by Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts 02109, a holding company that is in turn wholly owned by Marsh & McLennan Companies, Inc., which has executive offices at 1166 Avenue of the Americas, New York, New York 10036. Marsh & McLennan Companies, Inc. and its operating subsidiaries are professional services firms with insurance and reinsurance brokerage, consulting, and investment management businesses.

The Trustees recommend that you vote "FOR" all Nominees.

2.  RATIFICATION OF INDEPENDENT AUDITORS

Coopers & Lybrand L.L.P., One Post Office Square, Boston, Massachusetts, independent accountants, has been selected by the Trustees as the independent auditor of your fund for the current fiscal year. Among the country's preeminent accounting firms, this firm also serves as the auditor for approximately half of the other funds in the Putnam family. It was selected primarily on the basis of its expertise as auditors of investment companies, the quality of its audit services, and the competitiveness of its fees.

A majority of the votes on the matter is necessary to ratify the selection of auditors. A representative of the independent auditors is expected to be present at the meeting to make statements and to respond to appropriate questions.

The Trustees recommend that you vote "FOR" Proposal 2.

3.  APPROVAL OR DISAPPROVAL OF THE CONVERSION OF YOUR FUND FROM
    CLOSED-END TO OPEN-END STATUS AND CERTAIN RELATED AMENDMENTS
    TO YOUR FUND'S AGREEMENT AND DECLARATION OF TRUST

What is being considered under this item?

Shareholders will have the opportunity to vote at the meeting on the question of whether your fund should be converted from a closed-end fund to an open-end fund. The Trustees, as discussed in more detail below, unanimously recommend that shareholders vote against converting your fund to an open-end fund. This recommendation is based on the Trustees' view that, as a closed-end fund, your fund is afforded significant investment advantages.

If approved, the conversion would result in the "delisting" of your fund's shares from the New York Stock Exchange where they currently may be bought or sold at prevailing market prices. The shares would then become redeemable directly from your fund at net asset value, eliminating any discount of market price to net asset value. Other differences between closed-end and open-end investment companies are described below.

A conversion from closed-end to open-end status would also require a number of changes in the Agreement and Declaration of Trust (the "Declaration of Trust") under which your fund was established. Accordingly, approval of this proposal would also authorize your fund's Trustees to make such amendments as they may deem necessary to operate your fund in open-end form if this proposal is approved. These changes are described in greater detail below.

Why is this question being submitted to shareholders now?

Your fund's governing legal documents require that shareholders of your fund be given the opportunity to vote on a proposal to convert your fund from closed-end to open-end status if the fund's shares have traded at an average discount of more than 10% from their net asset value during the last twelve calendar weeks of the preceding fiscal year (measured as of the last trading day in each such week). For the twelve-week period ended September 30, 1996, your fund's shares traded at an average discount of 11.81%, requiring that this proposal be submitted to shareholders. A similar vote was held at the 1996 annual meeting of shareholders. At that meeting shareholders voted to retain closed-end status as follows:

                 Percentage of
                  Shares     Voted
                ----------------

For Open-ending       22.7%
Against Open-ending   68.4%
Abstain                8.9%

What is the recommendation of the Trustees?

The Trustees regularly review the overall performance and trading information for Putnam's closed-end funds. At meetings held in February, April and May 1997, the Trustees of your fund carefully evaluated the fund's investment performance and the trading history of its shares since its inception in April, 1988, and information about the possible advantages and disadvantages of such a conversion. For the reasons described below, the Trustees of your fund have unanimously concluded that the conversion of your fund to open-end status would not be in the best long-term interests of shareholders. Accordingly, the Trustees of your fund unanimously recommend that shareholders vote "AGAINST" this proposal.

Why are the Trustees recommending a vote against a conversion?

The Trustees of your fund are recommending a vote against converting your fund to open-end status for the following reasons:

          The Trustees believe that your fund's closed-end status provides significant investment benefits not available to open-end fund investors. Because your fund's shares are not redeemable, your fund is not required to maintain short-term, lower yielding investments in anticipation of possible redemptions, but can be fully invested in higher-yielding securities in pursuit of the fund's investment objective. Furthermore, as a closed-end fund, your fund does not experience the cash flows associated with sales and redemptions of open-end fund shares. As a result, your fund's portfolio manager does not have to invest additional cash from new sales at times when market conditions are unfavorable or sell securities to meet redemptions at inopportune times.

          The Trustees believe that your fund has achieved favorable investment results for its shareholders over its life as a closed-end fund, which demonstrates the benefits of the closed-end structure. See "How has your fund performed?" below. The Trustees believe that, in deciding whether to make major structural changes, the long-term performance of your fund is an important factor to consider.

          The Trustees believe that your fund's operating expenses are likely to increase if your fund is converted to open-end status. First, as an open-end fund, your fund would be required, as a practical matter, to make a continuous public offering of its shares in order to offset redemptions and maintain the economies of scale available at its current size. The Trustees expect that in order to market your fund's shares effectively and to conform generally to sales practices of competing dealer-sold funds, following a conversion to open-end status, the Trustees would likely recommend that shareholders approve the adoption of a distribution plan under Rule 12b-1. Such a plan would permit your fund to pay annual distribution fees of up to 0.35% of your fund's net assets. If such distribution plan were approved, the Trustees would expect to authorize the payment of distribution fees at the annual rate of 0.25% of net assets, as is the case with similar open-end Putnam funds. In addition, all shareholders would bear the brokerage and other transactional costs associated with purchases and sales of securities in response to the sale or redemption of shares if your fund were converted to open-end status (except to the extent that the Trustees decide to impose a temporary redemption fee, as described below).

          Second, in addition to the likelihood of increased
          fees, it is also possible that the    fund     might
          shrink following conversion to open-end status, resulting in increased expense ratios. Open-end funds, since they continually issue new shares, have the ability to increase in size. This growth could result in efficiencies in spreading fixed costs over a larger pool of assets. However, since they continually redeem shares, open-end funds can also shrink. Putnam Management has advised the Trustees that it is likely that your fund might experience significant redemptions following any conversion, thereby shrinking in size. Depending on the number and size of the redemptions and sales of new shares, increased expense ratios could result for either temporary or indefinite periods.

          Although converting to open-end status would provide a potential short-term gain as a result of the elimination of the discount, it would not further the fund's investment objective of seeking high current income. Indeed, in light of the potential loss of the advantages of closed-end status and the increase of expenses likely following a conversion, conversion
             could     result in a lower yield for the
          shareholders.  This    result     appears to be
          inconsistent with the fund's investment objective.

                Putnam Management has advised the Trustees that in its opinion discount levels in recent years have been influenced by general market conditions favoring equity securities over fixed-income securities. Most similar closed-end fund shares have traded at a discount for the past two or three years. The fact that your fund's shares trade at a discount is not the result of a specific problem relating to your fund but a more general industry wide phenomenon.

          The need to sell securities to meet redemptions may have adverse tax consequences to shareholders remaining in your fund. If your fund sells securities to meet redemptions and realizes a gain for tax purposes, your fund will be required to allocate the tax gain to all shareholders, not simply to those redeeming.

The Trustees regularly review information regarding trading activity in the fund's shares, including discount levels. The Trustees continue to explore various ways of increasing investor interest in the fund which may help over time to reduce discounts. Efforts in this regard include a recent change in dividend policy which is designed to enhance the stability of the fund's monthly dividend. Under this revised policy the Trustees of the fund expect to establish dividend levels based on a consideration of all investment earnings anticipated to be available for distribution. Barring unforeseen developments, such dividend levels would be reviewed and subject to change only at the end of each calendar year. In addition, the Trustees have authorized the repurchase of fund shares in open market transactions at times when discount levels make such purchases an attractive investment for the fund. Such purchases may also have the effect of temporarily reducing discount levels, but are not believed to influence discounts materially over the longer term.

   In sum    , the Trustees believe that most shareholders of
your fund purchased their shares with a long-term investment perspective that recognizes the special advantages of the closed-
end structure as well as the    disadvantages     of potential
discounts. In addition, many shareholders have purchased their shares at a discount and thus have not been significantly affected by the current discount level. Consequently, the Trustees do not believe that recent discount levels should be viewed as grounds for depriving shareholders of the advantages of the closed-end structure.

In light of the reasons set forth above, the Trustees do not believe that the current discount justifies the fundamental changes which would result from a conversion to open-end status, and the Trustees unanimously recommend that shareholders vote against this proposal.

Proposed    Transaction

On May 2, 1997, the Trustees approved in principle a proposal to
   transfer the assets of     Putnam Intermediate Government
Income Trust ("PGT"), a closed-end fund with approximately
$530,000,000 in assets, into your fund.  The    transfer
would be effected through a purchase by your fund of the assets of PGT in exchange for shares of your fund with an aggregate net
asset value equal to the    net asset value of the     assets
purchased. Your fund would be the surviving fund and its investment policies would govern the investment operations of the combined entity.

The purpose of the    transaction     is to combine two similar
funds into one larger entity. The larger fund is expected to have a lower expense ratio due to a decrease in the effective management fee rate, which may improve the fund's yield. There
can be no assurance, of course, that the    transaction     will
result in lower expenses or a higher yield for the fund.  The
   transaction     is not scheduled to occur until October 1997
and is subject to several conditions, including approval of PGT's shareholders. No shareholder approval is required for your fund
to complete the    transaction    .

If shareholders were to vote to convert the fund to open-end
status, the Trustees would reconsider    this     proposal in
light of the changed circumstances.

How has your fund performed?

The following table summarizes the annualized total return of your fund for the periods shown based on the net asset value and the market value of its shares:

          Total Return (Annualized) Through March 31, 1997

                                                        Since
                                                      inception
                1 year     3 years      5 years      April, 1988

Net Asset
 Value           8.64%      8.05%        9.37%          9.32%

Market
 Value          10.36%      7.63%        7.33%         6.97%*

* Market value performance from inception, unlike net asset value performance, reflects the cost of the dealer commission upon initial sale.

Of course, relative performance is also important. In addition to reviewing the fund's overall performance, the Trustees regularly review the fund's performance compared to that of a group of comparable funds. The current group used by the Trustees is high yield, global fixed income and intermediate government open-end funds, with each category weighted equally. Using this comparison, the fund was ranked in the following percentiles for the periods ending March 31, 1997:

                                                        Since
                                                      inception
                1 year     3 years      5 years      April, 1988

Percentile*       37%        49%          21%           28%

* Percentile reflects relative standing with 1% being the highest relative performance and 100% being the lowest. The rankings set forth above are based on total return, reflecting changes in net asset value adjusted for reinvestment of capital gains and income dividends. They do not reflect changes in market price of shares in the case of closed-end funds or, for any fund, the deduction of sales charges. Past performance is no guarantee of future performance.

What are the principal differences between a closed-end and open-end fund?

In evaluating this proposal, shareholders may wish to consider the following differences between closed-end and open-end funds:

          Changes in capital. Closed-end funds raise their capital through an initial public offering and generally do not raise additional capital after that time. Closed-end funds therefore have limited opportunities to gain additional economies of scale through growth of assets. At the same time, because shares of closed-end funds cannot be redeemed, the risk of higher expense ratios resulting from a decline in assets is also limited.

          Open-end funds, in contrast, generally engage in a continuous public offering of their shares, which provides the opportunity for growth of assets and reduced expense ratios. However, because shares of open-end funds are generally redeemable at any time, such funds face the risk of higher expense ratios if significant redemptions are not offset by sales of new shares.

          Sale of shares. Shares of open-end funds may be redeemed at any time at their net asset value
          (subject only to the right of the fund to withhold payment for up to seven days or, with the permission of the SEC, to suspend redemptions under emergency conditions). In contrast, shares of closed-end funds are not redeemable and can generally be bought and sold at current market prices only on the exchange on which such funds are listed. Thus, converting your fund from closed-end to open-end status would eliminate the current discount between market price and net asset value, but would also eliminate the possibility that your fund's shares might trade at a premium in the future. Shareholders who wish to dispose of shares would receive a higher price at net asset value than if shares remained at a discount.

          Regulatory requirements. Both closed-end and open-end funds are registered with the SEC under the Investment Company Act of 1940 and, with certain differences relating largely to the sale and redemption of shares, are generally subject to the same regulatory requirements of that Act. Your fund's shares are listed for trading on the New York Stock Exchange. That listing would be terminated in the event of a conversion to open-end status. Since open-end funds generally engage in a continuous public offering of their shares they are required to maintain current registrations under federal and state securities laws, which involves additional costs.

          Annual shareholder meetings. Your fund is currently required by the rules of the New York Stock Exchange to hold annual meetings of shareholders for the purpose of electing Trustees and ratifying the selection of auditors. As noted above, conversion of your fund to open-end status would result in termination of the fund's listing on the New York Stock Exchange with the result that your fund would no longer be required to hold annual meetings. In such event, your fund expects that meetings would be held only on an as-needed basis.

          Investment flexibility. As noted above, the cash flows associated with sales and redemptions of open-end fund shares, as well as the need to maintain cash reserves in anticipation of possible redemptions, might tend to reduce the investment flexibility of open-end funds.

          Shareholder privileges. Shareholders of your fund currently have the option of participating in the fund's Dividend Reinvestment Plan, under which cash distributions paid by your fund are generally reinvested through the purchase of additional fund shares at market prices, which currently reflect a discount from net asset value. (At times when your fund's shares are trading at a premium over their net asset value, such reinvestments are made at the higher of net asset value or 95% of market value.) If the fund were to convert to open-end status, shareholders would no longer be able to reinvest dividends at a price below net asset value per share. Shareholders of open-end Putnam funds have the option to reinvest their distributions in additional shares at net asset value at all times.

          Shareholders of open-end funds in the Putnam family of funds currently have the privilege of exchanging their investment at net asset value and without sales charges for shares of more than 63 open-end funds in the Putnam group. Shareholders of your fund currently do not have that privilege.

What other possible consequences might result from conversion of your fund to open-end status?

In addition to those matters described above, shareholders should consider the following possible consequences of conversion of your fund to open-end status:

          Significant redemptions following a conversion would require your fund to sell portfolio securities. These transactions would involve brokerage and other transaction costs and could result in the recognition of capital gains for federal income tax purposes. Such costs and liabilities would be borne by all shareholders and not just those redeeming shares, (except to the extent that the Trustees decide to impose a temporary redemption fee, as described below).

          Certain legal, accounting and other costs would be incurred in connection with the conversion of your fund to open-end status. Although it is difficult to estimate these costs with precision, these costs are estimated to be at least $100,000. Based on your fund's current size it is not anticipated that these costs would materially increase your fund's expense ratio.

          The Trustees reserve the right to impose a temporary redemption fee of up to 2.00% of the value of shares redeemed for a period of up to one year following the fund's conversion to an open-end investment company. The Trustees may impose this fee if they believe that immediately following a conversion to open-end status there would likely be significant redemptions of shares that would disrupt long-term portfolio management of the fund and dilute the interests of the remaining shareholders. Imposition of a redemption fee may deter certain redemptions and would compensate remaining long-term shareholders for the costs of the liquidation of a significant percentage of the fund's portfolio.

          The fund will notify shareholders in writing prior to the imposition of any temporary redemption fee.

What changes would be made in your fund's Declaration of Trust if shareholders vote to convert the fund to open-end status?

Conversion of your fund from a closed-end to an open-end fund would require certain changes to your fund's Declaration of Trust and, therefore, a vote in favor of such conversion would also authorize the Trustees to amend your fund's Declaration of Trust to reflect such changes. These changes would bring your fund's Declaration of Trust more in line with most other Putnam open-end funds.

The Declaration of Trust would be amended to require your fund to purchase all shares offered to it for redemption at a price equal to the net asset value of the shares next determined, less any redemption charge fixed by the Trustees. In addition, the fund would be authorized, at its option, to redeem shares held in a shareholder's account at net asset value if at any time a shareholder owned shares in an amount either less than or greater than, as the case may be, an amount determined by the Trustees. Notwithstanding this provision, all shares would be redeemable at a shareholder's option.

The Declaration of Trust would also be amended to eliminate certain provisions that relate specifically to the fund's closed-end status, such as the conversion provision that has necessitated this proposal.

Finally, the Trustees would also make certain    necessary
technical and non-material changes to the Declaration of Trust and conforming changes to your fund's Bylaws if the shareholders vote in favor of the conversion.

What percentage of shareholders' votes are required to approve the conversion?

Approval of the conversion of your fund to open-end status and of the related amendments to your fund's Declaration of Trust will require the "yes" vote of a majority of your fund's outstanding shares entitled to vote.

If such conversion is approved, the conversion would become effective following compliance with all necessary regulatory requirements under federal and state law. Your fund would seek to complete this process as soon as reasonably practicable, but it is estimated that this process may require at least several months.

If the conversion is not approved, will the fund continue in its current form?

Yes. In the event that shareholders do not approve the conversion of your fund to open-end status, your fund would continue to operate as a closed-end fund. Shareholders would be given the opportunity to vote on a proposed conversion to open-end status in future years if your fund's shares again
   trade     at discounts sufficient to meet the requirement of
the Declaration of Trust described above.

The Trustees believe that the continued operation of your fund as a closed-end fund is in the best long-term interests of shareholders, and unanimously recommend a vote against the conversion of your fund to open-end status at this time.

The Trustees recommend that you vote "AGAINST" Proposal 3.

Further Information About Voting and the Meeting

Quorum and Methods of Tabulation. A majority of the shares entitled to vote -- present in person or represented by proxy -- constitutes a quorum for the transaction of business with respect to any proposal at the meeting (unless otherwise noted in the proxy statement). Shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or the persons entitled to vote and
(ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Votes cast by proxy or in person at the meeting will be counted by persons appointed by your fund as tellers for the meeting.

The tellers will count the total number of votes cast "for" approval of the proposals for purposes of determining whether sufficient affirmative votes have been cast. With respect to the election of Trustees and selection of auditors, neither abstentions nor broker non-votes have any effect on the outcome of the proposal. With respect to any other proposals, abstentions and broker non-votes have the effect of a negative vote on the proposal.

Other business. The Trustees know of no other business to be brought before the meeting. However, if any other matters properly come before the meeting, it is their intention that proxies that do not contain specific restrictions to the contrary will be voted on such matters in accordance with the judgment of the persons named as proxies in the enclosed form of proxy.

Simultaneous meetings. The meeting of shareholders of your fund is called to be held at the same time as the meetings of shareholders of certain of the other Putnam funds. It is anticipated that all meetings will be held simultaneously. If any shareholder at the meeting objects to the holding of a simultaneous meeting and moves for an adjournment of the meeting to a time promptly after the simultaneous meetings, the persons named as proxies will vote in favor of such adjournment.

Solicitation of proxies. In addition to soliciting proxies by mail, Trustees of your fund and employees of Putnam Management, Putnam Fiduciary Trust Company, and Putnam Mutual Funds may solicit proxies in person or by telephone. Your fund may also arrange to have votes recorded by telephone. The telephone voting procedure is designed to authenticate shareholders' identities, to allow shareholders to authorize the voting of their shares in accordance with their instructions and to confirm that their instructions have been properly recorded. Your fund has been advised by counsel that these procedures are consistent with the requirements of applicable law. If these procedures were subject to a successful legal challenge, such votes would not be counted at the meeting. Your fund is unaware of any such challenge at this time. Shareholders would be called at the phone number Putnam Investments has in its records for their accounts, and would be asked for their Social Security number or other identifying information. The shareholders would then be given an opportunity to authorize proxies to vote their shares at the meeting in accordance with their instructions. To ensure that the shareholders' instructions have been recorded correctly, they will also receive a confirmation of their instructions in the mail. A special toll-free number will be available in case the information contained in the confirmation is incorrect.

Your fund's Trustees have adopted a general policy of maintaining confidentiality in the voting of proxies. Consistent with this policy, your fund may solicit proxies from shareholders who have not voted their shares or who have abstained from voting.

Persons holding shares as nominees will upon request be reimbursed for their reasonable expenses in soliciting instructions from their principals. Your fund has retained at its expense D. F. King & Co. Inc., 77 Water Street, New York, NY 10005, to aid in the solicitation of instructions for registered and nominee accounts, for a fee not to exceed $5,000 plus reasonable out-of-pocket expenses for mailing and phone costs.

Revocation of proxies. Proxies, including proxies given by telephone, may be revoked at any time before they are voted by a written revocation received by the Clerk of your fund, by properly executing a later-dated proxy or by attending the meeting and voting in person.

Date for receipt of shareholders' proposals for the next annual meeting. It is anticipated that your fund's next annual meeting of shareholders will be held in July 1998. Shareholder proposals
must be received by your fund before    February 4, 1998    , to
be included in your fund's proxy statement for the next annual meeting.

Adjournment. If sufficient votes in favor of any of the proposals set forth in the Notice of the Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose adjournments of the meeting for a period or periods of not more than 60 days in the aggregate to permit further solicitation of proxies with respect to those proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment those proxies which they are entitled to vote in favor of such proposals. They will vote against adjournment those proxies required to be voted against such proposals. Your fund pays the costs of any additional solicitation and of any adjourned session. Any proposals for which sufficient favorable votes have been received by the time of the meeting may be acted upon and considered final regardless of whether the meeting is adjourned to permit additional solicitation with respect to any other proposal.




Financial information. Your fund will furnish to you upon request, without charge, a copy of the fund's annual report for its most recent fiscal year, and a copy of its semiannual report for any subsequent semiannual period. Such requests may be directed to Putnam Investor Services, P.O. Box 41203, Providence, RI 02940-1203 or 1-800-225-1581.

Fund Information

Limitation of Trustee liability. The Agreement and Declaration of Trust of your fund provides that the fund will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the fund, except if it is determined in the manner specified in the Agreement and Declaration of Trust that they have not acted in good faith in the reasonable belief that their actions were in the best interests of the fund or that such indemnification would relieve any officer or Trustee of any liability to the fund or its shareholders arising by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.
Your fund, at its expense, provides liability insurance for the benefit of its Trustees and officers.

Audit and Nominating Committees. The voting members of the Audit Committee of your fund include only Trustees who are not "interested persons" of the fund by reason of any affiliation with Putnam Investments and its affiliates. The Audit Committee currently consists of Messrs. Estin (Chairman), Jackson, Perkins (without vote), Putnam, III (without vote), Smith (without vote), and Ms. Kennan. The Nominating Committee consists only of Trustees who are not "interested persons" of your fund or Putnam Management. The Nominating Committee currently consists of Dr. Pounds and Ms. Kennan (Co-chairpersons), Ms. Baxter, and Messrs. Estin, Hill, Jackson, Patterson, and Thorndike.

Officers and other information. In addition to George Putnam and Lawrence J. Lasser, the officers of your fund are as follows:

                                                     Year first
                                                     elected to
Name (age)                Office                     office
-----------------------------------------------------------------
Charles E. Porter (58)    Executive Vice President   1989
Patricia C. Flaherty (50) Senior Vice President      1993
John D. Hughes (62)       Senior Vice President
                            & Treasurer              1987
Gordon H. Silver (49)     Vice President             1990
Gary N. Coburn (50)       Vice President             1988
William J. Curtin (37)    Vice President             1997
Gail S. Attridge* (35)    Vice President             1997
Jennifer E. Leichter* (36)                           Vice President 1990
Kenneth J. Taubes* (39)   Vice President             1997
D. William Kohli (36)     Vice President             1994
William N. Shiebler** (55)                           Vice President 1991
John R. Verani (57)       Vice President             1990
Paul M. O'Neil (43)       Vice President             1992
Beverly Marcus (52)       Clerk                      1988
-----------------------------------------------------------------
*  One of the fund's portfolio managers
** President of Putnam Mutual Funds

All of the officers of your fund are employees of Putnam Management or its affiliates. Because of their positions with Putnam Management or its affiliates or their ownership of stock of Marsh & McLennan Companies, Inc., Messrs. Putnam, George Putnam, III, Lasser and Smith (nominees for Trustees of your fund), as well as the officers of your fund, will benefit from the management fees, custodian fees, and investor servicing fees paid or allowed by the fund.


Assets and shares outstanding of your fund as of March 31, 1997

Net assets                                      $325,711,409

Common shares outstanding
and authorized to vote                     38,448,138 shares

5% beneficial ownership of your fund as of March 31, 1997

Persons beneficially owning more than 5%
of the fund's Common shares                             None


PUTNAMINVESTMENTS
The Putnam Funds

One Post Office Square
Boston, Massachusetts 02109
Toll-free 1-800-225-1581
PUTNAMINVESTMENTS

This is your PROXY CARD.

Please vote this proxy, sign it below, and return it promptly in the envelope provided. Your vote is important.

                Please fold at perforation before detaching
-----------------------------------------------------------------
Proxy for a meeting of shareholders to be held on July 10, 1997, for Putnam Master Intermediate Income Trust.

This proxy is solicited on behalf of the Trustees of the fund.

The undersigned shareholder hereby appoints George Putnam, Hans
H. Estin, and Robert E. Patterson, and each of them separately, Proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated below, at the meeting of shareholders of Putnam Master Intermediate Income Trust on July 10, 1997, at 2:00 p.m., Boston time, and at any adjournments thereof, all of the shares of the fund that the undersigned shareholder would be entitled to vote if personally present.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Please sign your name exactly as it appears on this card. If you are a joint owner, each owner should sign. When signing as an executor, administrator, attorney, trustee or guardian, or as custodian for a minor, please give your full title as such. If you are signing for a corporation, please sign the full corporate name and indicate the signer's office. If you are a partner, sign in the partnership name.

-----------------------------------------------------------------
Shareholder sign here                                              Date

-----------------------------------------------------------------
Co-owner sign here                                                 Date

HAS YOUR ADDRESS CHANGED?
Please use this form to notify us of any change in address or telephone number or to provide us with your comments. Detach this form from the proxy ballot and return it with your signed proxy in the enclosed envelope.

Street
-----------------------------------------------------------------

City
                                    State           Zip
-----------------------------------------------------------------

Telephone
-----------------------------------------------------------------

DO YOU HAVE ANY COMMENTS?

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

DEAR SHAREHOLDER:

Your vote is important. Please help us to eliminate the expense of follow-up mailings by signing and returning this proxy as soon as possible. A postage-paid envelope is enclosed for your convenience.

THANK YOU!
-----------------------------------------------------------------
                Please fold at perforation before detaching If you complete and sign the proxy, we'll vote it exactly as you tell us. If you simply sign the proxy, it will be voted FOR electing Trustees as set forth in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3. In their discretion, the Proxies will also be authorized to vote upon such other matters that may come before the meeting.

   THE TRUSTEES RECOMMEND A VOTE FOR PROPOSALS 1 AND 2 AND A VOTE
AGAINST PROPOSAL 3 AS LISTED BELOW:

Please mark your choices / X / in blue or black ink.

THE TRUSTEES RECOMMEND A VOTE    "FOR"     FIXING THE NUMBER OF
TRUSTEES AND ELECTING ALL OF THE NOMINEES FOR TRUSTEES   .



1.  Proposal to elect Trustees
    The nominees for Trustees are: J.A. Baxter, H.H. Estin, J.A.
    Hill, R.J. Jackson, E.T. Kennan, L.J. Lasser, R.E.
    Patterson, D.S. Perkins, W.F. Pounds, G. Putnam, G. Putnam,
    III, A.J.C. Smith and W.N. Thorndike.

/ / FOR fixing the number of Trustees and electing all the nominees (except as marked to the contrary below.)

    To withhold authority to vote for one or more of the nominees, write those nominees' names below:

    ------------------------------------------------------------

/  /     WITHHOLD authority to vote for all nominees

The Trustees recommend that you vote "FOR" Proposal 2.

2.  Proposal to ratify       FOR       AGAINST        ABSTAIN
    the selection of         /  /      /  /           /  /
    Coopers & Lybrand
    L.L.P. as auditors
    of your fund.

The Trustees recommend that you vote "AGAINST" Proposal 3.

3.  Proposal to convert
    your fund from closed-   /  /      /  /           /  /
    end to open-end status
    and authorize certain
    related amendments to
    the Agreement and
    Declaration of Trust.

Note: If you have questions on any of the Proposals, please call 1-800-225-1581.